Ex. T3A.40
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

GUIDE FOR ARTICLES OF INCORPORATION
VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the corporation is

SLA Norfolk, Inc.

2.	The number (and classes, if any) of shares the corporation is authorized to issue is (are):

Number of shares authorized	Class(es)
100	Common, $.01 par value

3.	A.	The name of the corporation’s initial registered agent is

Commonwealth Legal Services Corporation

	B.	The initial registered agent is (mark appropriate box):

(1) (an individual who is a resident of Virginia and)
☐ an initial director of the corporation
☐ a member of the Virginia State Bar
OR
(2) ☒ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4.	A.	The corporation’s initial registered office address, which is the business office of the initial registered agent is:

		4701 Cox Road, Suite 301,	Glen Allen,	, VA	23060-6802
		(number/street)	(city or town)		(ZIP code)

	B.	The registered office is physically located in the ☐ City or ☒ county of			Henrico

5.	The initial directors are:

	NAME(S)	ADDRESS(ES)
	Craig S. Miller	11 Merrall Street, Dedham, MA 02026
	Aaron D. Spencer	69 Farlow Road, Newton, MA 02159
	Paul W. MacPhail	241 Lumber Street, Hopkington, MA 01748

6.	INCORPORATOR(S):
	/s/ Matthew S. Gilman	Matthew S. Gilman

	SIGNATURE(S)	PRINTED NAME(S)